Exhibit 99.1

QUAINT OAK BANCORP, INC. ANNOUNCES FIRST QUARTER EARNINGS

Southampton, Pa., April 28, 2011 – Quaint Oak Bancorp, Inc. (the “Company”) (OTCBB: QNTO), the holding company for Quaint Oak Bank (the “Bank”), announced today that net income for the quarter ended March 31, 2011 was $157,000, or $0.16 per basic and diluted share, compared to $153,000 or $0.14 per basic and diluted share for the same period in 2010.

Robert T. Strong, President and Chief Executive Officer stated, “Our results for the first quarter of 2011 compare well to the prior year period and represent a slight increase of 2.6% in net income.  We are pleased that our non-interest income, primarily generated by our subsidiary companies, has also been consistent for the same quarterly periods and increased 11.3%.  Based on these results and our positive financial performance for 2010, our most profitable year to date, we recently announced the approval of an increase in our quarterly dividend rate, which represents the second increase since becoming a public company in 2007.”

Mr. Strong continued, “The challenges that the Company faces in the real estate market and reduced loan demand have not changed materially in recent periods.  We are attempting to meet these challenges with additional lending staff and focused initiatives, including active management of our other real estate owned.  As always, we continue to review and improve our infrastructure in technology, methodology, systems and human resources to meet a continually challenging economic environment.  Our current and continued business strategy includes long term profitability and payment of dividends reflecting our strong commitment to shareholder value.”

Net income amounted to $157,000 for the three months ended March 31, 2011, an increase of $4,000, or 2.6%, compared to net income of $153,000 for three months ended March 31, 2010.  The increase in net income on a comparative quarterly basis was primarily the result of the increases in net interest income of $72,000 and non-interest income of $8,000, and a decrease in the provision for loan losses of $2,000, which were offset by increases in non-interest expense of $69,000 and the provision for income taxes of $9,000.

The $72,000, or 8.8% increase in net interest income for the three months ended March 31, 2011 over the comparable period in 2010 was driven by a $50,000, or 3.8% increase in interest income and a $22,000, or 4.5% decrease in interest expense. The average interest rate spread increased from 3.25% for the three months ended March 31, 2010, to 3.38% for the same period in 2011, while the net interest margin was 3.63% for both the three months ended March 31, 2010 and 2011.

The $8,000, or 11.3% increase in non-interest income for the three months ended March 31, 2011 over the comparable period in 2010 was primarily attributable to an increase in fee income generated by Quaint Oak Bank’s mortgage banking, title abstract and real estate sales subsidiaries.

The $69,000, or 11.3% increase in non-interest expense for the three months ended March  31, 2011 compared to the same period in 2010 was primarily attributable to a $64,000 increase in salaries and employee benefits expense, a $6,000 increase in directors’ fees and expenses, a $5,000 increase in expenses related to other real estate owned, a $2,000 increase in occupancy and equipment expense, a $2,000 increase in advertising and a $1,000 increase in FDIC deposit insurance assessments.  Offsetting these increases was a $10,000 decrease in professional fees and a $1,000 decrease in other expenses.  The increase in salaries and employee benefits expense on a quarter-over-quarter basis was primarily attributable to increased staff as the Company expanded its mortgage banking operations and opened a branch banking office in Allentown, Pennsylvania in February of 2010.

The $9,000, or 9.2% increase in the provision for income taxes for the three months ended March 31, 2011 over the three month period ended March 31, 2010 was due primarily to the increase in pre-tax income as our effective tax rate remained relatively consistent at 40.5% for the 2011 period compared to 39.0% for the comparable period in 2010.

The Company’s total assets at March 31, 2011 were $103.6 million, an increase of $1.5 million, or 1.5%, from $102.1 million at December 31, 2010. This increase was primarily due to growth in cash and cash equivalents of $1.9 million, investment securities available for sale of $611,000, and other real estate owned of $210,000.  Offsetting these increases was a decrease in interest-earning time deposits of $544,000, principal payments from mortgage-backed securities held to maturity of $424,000, and a decrease in loans receivable, net of the allowance for loan losses, of $336,000.   Asset growth for the three months ended March 31, 2011 was funded by a $1.8 million increase in deposits.

Total interest-bearing deposits increased $1.8 million, or 2.3%, to $81.5 million at March 31, 2011 from $79.7 million at December 31, 2010. This growth in deposits was attributable to increases of $1.2 million in certificates of deposit, $453,000 in eSavings accounts, $134,000 in statement savings accounts, and $13,000 in passbook savings accounts. The increase in certificates of deposit was primarily due to the competitive interest rates offered by the Bank and investors continuing to seek the safety of insured bank deposits.

Total stockholders’ equity increased $173,000 to $15.4 million at March 31, 2011 from $15.2 million at December 31, 2010. Contributing to the increase for the quarter was $157,000 of net income for the quarter, $30,000 amortization of stock awards and options under our stock compensation plans, and $17,000 related to common stock earned by participants in the employee stock ownership plan. These increases were offset by dividends paid of $30,000 and $1,000 of accumulated other comprehensive loss.

Non-performing loans amounted to $2.4 million, or 3.26% of net loans receivable at March 31, 2011, consisting of twenty-three loans, twelve of which are on non-accrual status and eleven of which are 90 days or more past due and accruing interest. Comparably, non-performing loans amounted to $1.5 million, or 2.02% of net loans receivable at December 31, 2010, consisting of thirteen loans, seven of which were on non-accrual status and six of which were 90 days or more past due and accruing interest.  The non-performing loans at March 31, 2011 include ten one-to-four family non-owner occupied residential loans, seven home equity loans, and six one-to-four family owner occupied residential loans, and all are generally well-collateralized or adequately reserved for. Management does not anticipate any significant losses on these loans. During the quarter ended March 31, 2011, seven loans were placed on non-accrual status resulting in the reversal of $18,000 of previously accrued interest income. Also during the quarter, two loans previously on non-accrual status were transferred to other real estate owned. Not included in non-performing loans are performing troubled debt restructurings which totaled $429,000 at March 31, 2011 compared to $430,000 at December 31, 2010. The allowance for loan losses as a percent of total loans receivable was 1.09% at March 31, 2011 and 1.15% at December 31, 2010.

Other real estate owned amounted to $1.4 million at March 31, 2011, consisting of seven properties, none of which had a carrying value greater than $375,000. This compares to five properties totaling $1.2 million at December 31, 2010.  Non-performing assets amounted to $3.8 million, or 3.69% of total assets at March 31, 2011 compared to $2.7 million, or 2.64% of total assets at December 31, 2010.  During the quarter ended March 31, 2011, two one-to-four family non-owner occupied residential loans with outstanding loan balances totaling $285,000 previously classified as non-accrual, were transferred into other real estate owned at a fair value of approximately $210,000.  In conjunction with this transfer, $75,000 of the outstanding loan balance was charged-off through the allowance for loan losses.

Quaint Oak Bancorp, Inc. is the holding company for Quaint Oak Bank. Quaint Oak Bank is a Pennsylvania-chartered stock savings bank headquartered in Southampton, Pennsylvania and conducts business through its two banking offices located in Bucks County and Lehigh County, Pennsylvania.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Factors which could result in material variations include, but are not limited to, changes in interest rates which could affect net interest margins and net interest income, competitive factors which could affect net interest income and noninterest income, changes in demand for loans, deposits and other financial services in the Company's market area; changes in asset quality, general economic conditions as well as other factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

QUAINT OAK BANCORP, INC.
Consolidated Balance Sheets
(In Thousands)
	At March 31, 2011	At December 31, 2010
Assets	(Unaudited)	(Unaudited)

Cash and cash equivalents	$10,565	$8,650
Investment in interest-earning time deposits	5,457	6,001
Investment securities available for sale at fair value (cost-2011 $3,904; 2010 $3,290)	3,882	3,271
Mortgage-backed securities held to maturity (fair value-2011 $5,371; 2010 $5,810)	4,982	5,406
Loans receivable, net of allowance for loan losses (2011: $823; 2010: $871)	74,374	74,710
Accrued interest receivable	466	423
Investment in Federal Home Loan Bank stock, at cost	719	757
Premises and equipment, net	1,103	1,073
Other real estate owned, net	1,401	1,191
Prepaid expenses and other assets	678	619
Total Assets	$103,627	$102,101

Liabilities and Stockholders’ Equity

Liabilities
Deposits, interest-bearing	$81,514	$79,691
Federal Home Loan Bank advances and other borrowings	6,017	6,023
Accrued interest payable	104	107
Advances from borrowers for taxes and insurance	493	746
Accrued expenses and other liabilities	135	343
Total Liabilities	88,263	86,910

Stockholders’ Equity	15,364	15,191
Total Liabilities and Stockholders’ Equity	$103,627	$102,101

QUAINT OAK BANCORP, INC.
Consolidated Statements of Income
(In Thousands, except share data)

	For the Three Months
	Ended March 31,
	2011	2010
	(Unaudited)
Interest Income	$1,357	$1,307
Interest Expense	466	488
Net Interest Income	891	819
Provision for Loan Losses	27	29
Net Interest Income after Provision for Loan Losses	864	790
Non-Interest Income	79	71
Non-Interest Expense	679	610
Income before Income Taxes	264	251
Income Taxes	107	98
Net Income	$157	$153

Per Common Share Data:	Three Months Ended March 31,
	2011	2010
Earnings per share - basic	$0.16	$0.14
Average shares outstanding - basic	967,913	1,125,384
Earnings per share - diluted	$0.16	$0.14
Average shares outstanding - diluted	975,670	1,131,539

	Three Months Ended March 31,
Selected Operating Ratios:	2011	2010
Average yield on interest-earning assets	5.53%	5.80%
Average rate on interest-bearing liabilities	2.15%	2.55%
Average interest rate spread	3.38%	3.25%
Net interest margin	3.63%	3.63%
Average interest-earning assets to average interest-bearing liabilities	113.01%	117.56%
Efficiency ratio	70.00%	68.54%

Asset Quality Ratios (1):
Non-performing loans as a percent of total loans receivable, net	3.26%	3.35%
Non-performing assets as a percent of total assets	3.69%	3.55%
Allowance for loan losses as a percent of non-performing loans	33.94%	35.12%
Allowance for loan losses as a percent of total loans receivable	1.09%	1.16%

(1) Asset quality ratios are end of period ratios.

Contact:	Quaint Oak Bancorp, Inc. Robert T. Strong, President and Chief Executive Officer (215) 364-4059